STATEMENT OF REGISTERED INVESTMENT COMPANIES

PURSUANT TO RULE 17g-1 UNDER THE 1940 ACT

Pursuant to Rule 17g-1 under the Investment Company Act of 1940, the undersigned registered investment management company hereby states, on behalf of each of the funds in the Aquila Group of Funds, as follows:

The premium for the six million dollar insured bond covering the Aquila Group of Funds has been paid through the period ending October 31, 2020.

Dated this 28th day of October 2019.

The Aquila Group of Funds

/s/ Randall S. Fillmore
Randall S. Fillmore
Chief Compliance Officer

		Minimum
	Total Assets	Bond
Trust	09/30/18	Required

Aquila Funds Trust:
Aquila Three Peaks High Income Fund	$187,013,445.02
Aquila Three Peaks Opportunity Growth Fund	449,968,315.79
	$636,981,760.81	$900,000

Aquila Municipal Trust:
Aquila Churchill Tax-Free Fund of Kentucky	197,481,534.36
Aquila Narragansett Tax-Free Income Fund	225,146,292.05
Aquila Tax-Free Fund of Colorado	271,389,112.31
Aquila Tax-Free Fund For Utah	385,567,051.36
Aquila Tax-Free Trust of Arizona	254,958,947.58
	1,334,542,937.66	1,250,000

Hawaiian Tax-Free Trust	666,830,596.84	900,000

The Cascades Trust:
Aquila Tax-Free Trust of Oregon	588,015,419.04	900,000

Capital Cash Management Trust	1,001.00	50,000

Churchill Cash Reserves Trust	1,002.00	50,000

	$3,226,372,717.35	$4,050,000